Exhibit 4.22

SEVENTH LOAN MODIFICATION AGREEMENT

THIS SEVENTH LOAN MODIFICATION AGREEMENT (the “Seventh Modification Agreement”), is made as of the 11th day of September, 2019, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), and PINNACLE BANK, a Tennessee banking corporation, successor in interest through name change and by merger with Bank of North Carolina (the “Lender”).

RECITALS

A.     The Borrower and Bank of North Carolina entered into that certain Credit Agreement dated April 26, 2016, as amended and modified by Loan Modification Agreement dated December 21, 2016, and by Second Loan Modification Agreement dated February 28, 2017, and by Third Loan Modification Agreement dated April 27, 2017, and by Fourth Loan Modification Agreement dated April 10, 2018, by a Fifth Loan Modification Agreement dated October 15, 2018 and by a Sixth Modification Agreement dated April 30, 2019 (collectively, the “Credit Agreement”). Pursuant to the Credit Agreement, the Borrower made and delivered certain Notes described therein.

B.     The Borrower and the Lender desire to amend and modify the terms of the Credit Agreement, as provided herein. Lender is the holder of the Credit Agreement and the Notes described therein.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.     The foregoing recitals are incorporated in and constitute terms of this Agreement.

2.     Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.     In exchange for the consideration set forth in this Section 3, Lender and Borrower agree as follows:

a.	The total aggregate amount of funds available for lending under the Credit Agreement is hereby reduced from $7,000,000 to $6,500,000.

b.

Borrower will pay down the aggregate outstanding balance on the Term Loan Notes in the total amount of $500,000, on or before November 29, 2019, by: (i) paying $250,000 to reduce the outstanding principal balance on Term Loan A Note and (ii) paying $250,000 to reduce the outstanding principal balance on Term Loan B Note.

c.

Effective as of September 10, 2019, all outstanding and future Advances under the Revolving Credit Note shall accrue interest at a rate of Prime Rate plus 0.25%. For purposes of this section, “Prime Rate” means the interest rate formally announced by a bank to be the lowest available at a particular time to its most credit-worthy customers as published by The Wall Street Journal Online.

d.	For the Borrower’s fiscal quarter ended July 31, 2019 only, Section 7.7 of the Credit Agreement (Current Ratio) has been suspended.

4.     Except as expressly amended and modified hereby, all terms and conditions of the Credit Agreement and the Financing Documents remain unchanged, and of full force and effect in accordance with their terms. The amendments and modifications contained in this Agreement do not constitute or create a novation of the Credit Agreement, the Notes, or any of the other Financing Documents, or the obligations of the Borrower evidenced thereby.

5.     The Borrower hereby acknowledges the Lender's performance of all of the Lender's obligations under the Financing Documents, ratifies all of the Financing Documents, as expressly amended and modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

6.     The Borrower represents and warrants to the Lender to induce the Lender to enter into this Seventh Modification Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action and such authorization has not been rescinded, and that all representations and warranties made by it in the Financing Documents are true, correct and enforceable on and as of the date hereof.

7.     The effective date of this Seventh Modification Agreement shall be September 11, 2019.

8.    This Seventh Modification Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

9.     This Seventh Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.   This Seventh Modification Agreement may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Seventh Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[The signature pages follow]

Signature Page of Borrower

BORROWER:
Witness:	OPTICAL CABLE CORPORATION

/s/ Matt Arnold	By:	/s/ Tracy G. Smith	(Seal)
Name: Matt Arnold		Tracy G. Smith
Chief Financial Officer & Senior Vice President

Signature Page of Lender

LENDER:
Witness:	PINNACLE BANK

/s/ Anissa C. Lewis	By:	/s/ Marcus William	(Seal)
Name: Anissa C. Lewis	Name: Marcus William
Title: Senior Vice President